Exhibit 10.1
PROMISSORY NOTE

$25,000,000	New York, New York September 23, 2010
     FOR VALUE RECEIVED, PAREXEL INTERNATIONAL CORPORATION, a Massachusetts corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), at its offices located at 270 Park Avenue, New York, New York 10172, or at such other place as the Bank or any holder hereof may from time to time designate, the principal sum of TWENTY FIVE MILLION DOLLARS ($25,000,000), or such lesser amount as may constitute the outstanding balance hereof, in lawful money of the United States, on the Maturity Date (as hereinafter defined) set forth on the books and records of the Bank (or earlier as hereinafter referred to), and to pay interest in like money at such office or place from the date hereof on the unpaid principal balance of each Loan (as hereinafter defined) made hereunder at a rate equal to the Applicable Interest Rate (as hereinafter defined and computed on the basis of the actual number of days elapsed on the basis of a 360-day year) for such Loan, which shall be payable on the last day of the Interest Period relating to such Loan and, if such Interest Period is greater than three (3) months, at three (3) month intervals after such Loan is made, until such Loan shall be due and payable (whether at maturity, by acceleration or otherwise) and thereafter, on demand. Interest on any past due amount, whether at the due date thereof or by acceleration or upon default, shall be payable at a rate two percent (2%) per annum above the Applicable Interest Rate, which rate shall be computed for actual number of days elapsed on the basis of a 360-day year and shall be adjusted as of the date of each such change, but in no event higher than the maximum permitted under applicable law.
     Interest/Grid Schedule
     The Bank is authorized to enter on its books and records, which may be electronic in nature: (i) the amount of each Loan made from time to time hereunder, (ii) the date on which each Loan is made, (iii) the date on which each Loan shall be due and payable to the Bank, provided that all Loans outstanding will be due and payable no later than December 31, 2010, unless earlier payable pursuant to the terms hereof (the “Maturity Date”), (iv) the interest rate selected by Borrower as the interest rate to be paid to the Bank on each Loan (each such rate, the “Applicable Interest Rate”), which rate, at the Borrower’s option in accordance herewith, shall be at (a) the CB Floating Rate plus the Applicable Margin (the “CB Floating Rate Loan(s)”), (b) a fixed rate of interest determined by and available at the Bank in its sole discretion (the “Fixed Rate”) for the applicable Interest Period (the “Fixed Rate Loan(s)”), or (c) the Adjusted LIBO Rate (as hereafter defined) plus the Applicable Margin (the “LIBOR Loan(s)”), (v) the amount of each payment made hereunder, and (vi) the outstanding principal balance of the Loans hereunder from time to time. The date, amount, rate of interest and maturity date of each Loan and payment(s) (if any) of principal, the Loan(s) to which such payment(s) will be applied (which shall be at the discretion of the Bank) and the outstanding principal balance of Loans shall be recorded by the Bank on its books and records (which may be electronic in nature) and at any time and from time to time may be, and shall be prior to any transfer and delivery of this Note, entered by the Bank on a schedule which may be attached hereto or any continuation of such schedule attached hereto by the Bank (at the discretion of the Bank, any such entries may aggregate Loans (and payments thereon) with the same interest rate and tenor and, if made on a given date, may show only the Loans outstanding on such date). Any such entries shall be conclusive in the absence of manifest error.

The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.
     Prepayment
     The Borrower shall have the right to prepay all or a portion of any Loan, without penalty or premium, prior to the Maturity Date of such Loan. In the event the Borrower does prepay a Loan (other than a CB Floating Rate Loan) prior to the Maturity Date, the Borrower shall reimburse the Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment as required pursuant to the Section below entitled Indemnity.
     Discretionary Loans by the Bank
     The Bank, pursuant to a letter dated of even date herewith, has approved an uncommitted line of credit to the Borrower in a principal amount not to exceed the face amount of this Note. The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend by the Bank to the Borrower. The line of credit is in the form of advances made from time to time by the Bank in its sole and absolute discretion to the Borrower. This Note evidences the Borrower’s obligations to repay those advances. The aggregate outstanding principal amount of debt evidenced by this Note is the amount so reflected from time to time in the records of the Bank. Any LIBOR Loan shall be in a minimum principal amount of $500,000 and in increments of $100,000. Fixed Rate Loans shall be in a minimum principal amount of $100,000. Each such request for a Loan shall be made by any officer of the Borrower or any person designated in writing by any such officer, all of which are hereby designated and authorized by the Borrower to request Loans and agree to the terms thereof (including without limitation the Applicable Interest Rate and Maturity Date with respect thereto). The Borrower shall give the Bank notice at least three (3) Business Days prior to the borrowing date and the end of each Interest Period (as hereafter defined) with respect to each Loan bearing interest at the Adjusted LIBO Rate or the Fixed Rate and one (1) Business Day notice prior to the borrowing date with respect to each Loan bearing interest at the CB Floating Rate, and shall give the Bank notice of the Interest Period applicable thereto at such time. In the event the Borrower shall fail to provide such notice, the Loan shall be deemed to bear interest at the applicable CB Floating Rate and shall have an Interest Period of one (1) month. The principal amount of each Loan shall, in any event, be paid on the earlier to occur of the Maturity Date applicable thereto, or the date upon which the entire unpaid balance hereof shall otherwise become due and payable.
     Increased Cost
     If at any time after the date hereof, the Board of Governors of the Federal Reserve System or any political subdivision of the United States of America or any other government, governmental agency or central bank shall adopt or modify any reserve or capital requirement on or in respect of loans made by or deposits with the Bank or shall impose on the Bank or the eurocurrency market any other conditions affecting Fixed Rate Loans or LIBOR Loans, and the result of the foregoing is to increase the cost to (or, in the case of Regulation D, to impose a cost on) the Bank of making or maintaining any Fixed Rate Loans or LIBOR Loans or to reduce the amount of any sum receivable by the Bank in respect thereof, by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such increased cost or reduction; provided, that the Borrower shall not be obligated to compensate the Bank for any increased cost resulting from the application of Regulation D as required by the definition of Adjusted LIBO Rate. Any such obligation by the Borrower to the Bank shall not be due and owing until the Bank has delivered written notice to the Borrower. Failure by the Bank to provide such notice shall not be deemed a waiver of any of its rights hereunder; provided that the Borrower shall not be required to compensate the Bank for any increased costs or reductions incurred more than 180 days prior to the date that Bank notifies the Borrower of the change in law giving rise to such increased costs or reductions and the Bank’s intention to claim compensation therefore; provided further that if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate of the Bank claiming compensation hereunder and setting forth the additional amounts to be paid to it hereunder and the method by which such amounts were calculated shall be conclusive in the absence of manifest error. For the purposes of this section, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Note.
     Capital Adequacy
     If the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of its making Fixed Rate or LIBOR Loans hereunder to a level below that which the Bank or the Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered. For the purposes of this section, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Note.
Indemnity
     The Borrower shall indemnify the Bank against (i) any loss or expense which the Bank may sustain or incur as a consequence of the occurrence of any Event of Default and (ii) any loss or expense sustained or incurred including, without limitation, in connection with obtaining, liquidating or employing deposits from third parties as a consequence of the conversion of any Loan from one interest rate to another or the payment of any principal of any Fixed Rate Loan or LIBOR Loan by the Borrower (in either case, pursuant to an Event of Default, change in legality or otherwise) on any day other than the last day of an Interest Period or the failure of Borrower to borrow or prepay, convert or continue any Fixed Rate Loan or LIBOR Loan or any part thereof once notice has been given. The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense, which statement shall be conclusive absent manifest error. Such indemnity shall not be available to the extent that such losses, liabilities, obligations, claims, damages, penalties, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Bank.
Change In Legality
     (a) Notwithstanding anything to the contrary contained elsewhere in this Note, if any change after the date hereof in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful (based on the opinion of any counsel, whether in-house, special or general, for the Bank) for the Bank to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower by the Bank, the Bank may require that all outstanding LIBOR Loans made hereunder be converted to CB Floating Rate Loans, whereupon all such LIBOR Loans shall be automatically converted to CB Floating Rate Loans as of the effective date of such notice as provided in paragraph (b) below.
     (b) For purposes of this Section, a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, if lawful and if any LIBOR Loans shall then be outstanding, on the last day of the then current Interest Period; otherwise, such notice shall be effective on the date of receipt by the Borrower.
     Events of Default
     If (i) there is any failure by the Borrower to pay any principal when due under this Note, or there is any failure by the Borrower to pay any interest, fee or other amount under this Note within 3 Business Days after its due date, (ii) there is any other violation or failure to comply with any provision of this Note and such failure shall continue unremedied for a period of 5 days after notice thereof from the Bank to the Borrower, (iii) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment that is not promptly stayed, (iv) any event or condition occurs that results in any indebtedness for borrowed money of the Borrower or any of its Subsidiaries in the principal amount of $15,000,000 or more becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such indebtedness or any trustee or agent on its or their behalf to cause such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (iv) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, (v) any warranty, representation or statement of fact made in writing to the Bank at any time by an officer, agent or employee of the Borrower in connection with this Note or the uncommitted line described above (or any extensions or renewals thereof) is false or misleading in any material respect when made, (vi) the Borrower shall be dissolved or shall fail to maintain its existence in good standing and such shall continue for a period of 30 days, (vii) the Borrower merges or consolidates with any unaffiliated third party, or sells or otherwise conveys all or substantially all of its assets or property to a third party outside the ordinary course of business, grants liens over all or substantially all of its property, (viii) any petition is filed by or against the Borrower under the Federal Bankruptcy Code or similar state or foreign law, (ix) an “Event of Default” under and as defined in the Credit Agreement (as hereinafter defined) has occurred and is continuing; or (x) the Borrower admits in writing its inability to pay its debts as they become due, then and in any such event, in addition to all rights and remedies of the

Bank under applicable law and otherwise, all such rights and remedies cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable provided, however, that if a bankruptcy event specified in subsection (viii) above shall have occurred, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower. Further, acceptance of any payments shall not waive or affect any prior demand or acceleration of amounts due hereunder, and each such payment made shall be applied first to the payment of accrued interest, then to the aggregate unpaid principal or otherwise as determined by the Bank in its sole discretion. “Subsidiary” means (i) any corporation if more than 50% of the outstanding securities having ordinary voting power is owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization if more than 50% of the ownership interests having ordinary voting power are so owned or controlled.
     Definitions
A.	Adjusted LIBO Rate
     “Adjusted LIBO Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.
B.	Adjusted One Month LIBOR Rate
     “Adjusted One Month LIBOR Rate” shall mean, for the purpose of calculating the CB Floating Rate for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) at approximately 11:00 a.m. London time on such day.
C.	Affiliate
     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
D.	Applicable Margin
     Applicable Margin means the following percentages per annum, based on the Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the end of the most recent Reference Period (as defined in the Credit Agreement) for which financial statements shall have been delivered pursuant to that certain Credit Agreement, dated as of June 13, 2008, as amended by the First Amendment dated as of July 10, 2008, and as amended and restated as of August 14, 2008, and as amended as of December 19, 2008, among the Borrower, Parexel International Holding B.V. and Parexel International Holding UK

Limited, as borrowers, certain subsidiaries of the borrowers, the lenders party thereto, and Bank as Administrative Agent and J.P. Morgan Europe Limited, as London Agent, Keybank National Association, as Syndication Agent, and HSBC Bank USA, N.A., RBS Citizens, N.A. and Fifth Third Bank, as Co-Documentation Agents (as amended, the “Credit Agreement”):

			CB Floating Rate
	Consolidated	LIBOR Loan	Loan Applicable
Pricing Level	Leverage Ratio	Applicable Margin	Margin
1	≤0.75:1.00	1.000%	0%
2	>0.75:1.00 and ≤1.50:1.00	1.250%	0.250%
3	>1.50:1.00 and ≤2.25:1.00	1.500%	0.500%
4	>2.25:1.00	1.750%	0.750%
Any increase or decrease in the Applicable Margin from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 5.1(c) of the Credit Agreement: provided, that, if such certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such certificate was required to have been delivered until such certificate is delivered, after which the Applicable Margin shall be determined from such certificate. The Applicable Margin in effect from the date hereof through the date on which such certificate in respect of the Reference Period ending on the last day of the third full fiscal quarter completed after the date of this Promissory Note shall be determined based on Pricing Level 3.
E.	Business Day
     A “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or regulation to remain closed, provided, that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
F.	CB Floating Rate
     “CB Floating Rate” shall mean the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
G.	Control

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
H.	Interest Period
     (i) For Fixed Rate Loans, “Interest Period” shall mean the period requested by the Borrower and agreed to by the Bank, as available.
     (ii) For CB Floating Rate Loans, “Interest Period” shall mean the period agreed to by the parties hereto.
     (iii) For LIBOR Loans, “Interest Period” shall mean the period commencing on the date of such Loan and ending on the numerically corresponding day that is 1, 2 or 3 calendar months thereafter (as selected by the Borrower and recorded on the Bank’s records, which may be electronic in nature).
     If any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless with respect to LIBOR Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day. The Interest Period for any LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Furthermore, no Interest Period may extend beyond the Maturity Date.
I.	LIBO Rate

“LIBO Rate” shall mean the interest rate determined by the Bank by reference to Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available to the Bank at such time for any reason, then the LIBO Rate with respect to such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

J.	Person
     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.
K.	Prime Rate
     “Prime Rate” shall mean the rate of interest per annum publicly announced by the Bank from time to time as its “prime rate” in effect at its office at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.
L.	Statutory Reserves

“Statutory Reserves” shall mean a fraction (expressed as a decimal, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) to which the Bank is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans using the LIBO Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     Set-Off
     Upon the occurrence and during the continuance of any Event of Default, the Borrower hereby gives to the Bank a right of setoff against all moneys, securities and other property of the Borrower and the proceeds thereof, now or hereafter delivered to, remaining with or in transit in any manner to the Bank and its Affiliates (including J.P Morgan Securities LLC) from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession, control or custody of the Bank in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of the Borrower against the Bank at any time existing, hereby authorizing the Bank at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to the obligations of the Borrower under this Note in such amounts as it may select, whether contingent, unmatured or otherwise. The Bank agrees promptly to notify the Borrower after any such set-off has been made, provided, that, any failure to notify shall not affect the validity of the setoff.
     Miscellaneous

     The Borrower hereby waives diligence, demand, presentment, protest and (except as expressly provided herein) notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.
     This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Bank and the Borrower.
     The Bank reserves the right to assign or sell participations in the Loans or the Note to any entity (including to any Federal Reserve Bank in accordance with applicable law) and to provide any assignee or participant or prospective assignee or participant with information of the Borrower previously received by the Bank, subject to confidentiality requirements. Subject to the foregoing, the Borrower’s consent to such assignment or participation is hereby deemed granted. Notwithstanding the foregoing, no such consent shall be deemed granted by the Borrower and the Borrower’s written consent shall be required for any assignment or participation that results in any increased cost to the Borrower of the Loans hereunder, through the increased costs or indemnification provisions hereof or otherwise.
     The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Note or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Note or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this provision or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower or its Affiliates. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower or its Affiliates relating to the Borrower or its business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Bank agrees to use reasonable commercial efforts (if it may legally do so) to provide prior notice of any disclosure of Information pursuant to clauses (b) or (c) above.
     THE BANK ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS NOTE MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     In the event the Bank or any holder hereof shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney’s fees of internal or outside counsel, whether or not suit is instituted.
     In the event of any litigation with respect to this Note, THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose counter-claims and cross-claims. The Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal court sitting in the southern district of New York in connection with any action or proceeding arising out of or relating to this Note. The execution and delivery of this Note has been authorized by the appropriate officers of the Borrower and by any necessary vote or consent of the stockholders of the Borrower. The Borrower hereby authorizes the Bank to complete this Note in any particulars according to the terms of the loan evidenced hereby. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contract made and to be performed in such State, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Bank, its successors, endorsees and assigns.
     If any term or provision of this Note shall be held invalid, illegal or unenforceable the validity of all other terms and provisions hereof shall in no way be affected thereby.

PAREXEL INTERNATIONAL CORPORATION
By:	/s/ Peter Rietman
	Title:	Treasurer